                                                                    EXHIBIT 23.5

                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 5, 1999 (except with respect to the matter discussed in Note 7, regarding debt covenants, as to which the date is June 25, 1999) on Dakota Beverage Company, Inc. included in PepsiAmericas, Inc. (formerly known as Pepsi-Cola Puerto Rico Bottling Company) Definitive Schedule 14A Proxy Statement filed September 7, 1999, and to all references to our Firm included in this registration statement.

                              /s/ ARTHUR ANDERSEN LLP
                              ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
October 29, 1999.